                               UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                   For the Nine Months
                                                                                                   Ended September 30,
                                                                                              -------------------------------
Millions of dollars                                                                                2000                 1999
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Earnings from continuing operations                                                               $ 566                 $ 63
Provision for income taxes                                                                          311                   66
Minority Interests                                                                                    3                    8
Distributions (Less Than) Greater Than equity in earnings of affiliates                             (48)                   6
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         Earnings subtotal                                                                          832                  143
Fixed charges included in earnings:
   Interest expense                                                                                 159                  145
   Interest portion of rentals                                                                       17                   15
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         Fixed charges subtotal                                                                     176                  160
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Earnings from operations
   available before fixed charges                                                                $1,008                $ 303
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Fixed charges:
   Fixed charges included in earnings                                                             $ 176                $ 160
   Capitalized interest                                                                               9                   13
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         Total fixed charges                                                                      $ 185                $ 173
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Ratio of earnings from operations
   to fixed charges                                                                                 5.4                  1.7